UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------X
In re
                                                     :     In Proceedings For
CRAFTMATIC INDUSTRIES, INC., and                           Reorganization Under
CRAFTMATIC ORGANIZATION, INC.,                       :     Chapter 11
         d/b/a/ EAK Advertising Co.,                       Case Nos. 96 B 40154
                                                     :     96 B 40155 (SMB)
                                    Debtors.               Jointly Administered
----------------------------------------------------X




                  AMENDED DISCLOSURE STATEMENT PURSUANT TO
                  SECTION 1125 OF TITLE 11 OF THE UNITED STATES
                  CODE WITH RESPECT TO DEBTORS' PLAN OF
                  REORGANIZATION


                    PARKER CHAPIN FLATTAU & KLIMPL, LLP
                         1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000
                 Attorneys for Debtors and Debtors-in-Possession
                               Joel Lewittes, Esq.
                             Adam H. Friedman, Esq.


Dated: May 15, 1997



                                TABLE OF CONTENTS
                                                                                                             Page
                                                                                                             ----

I.       INTRODUCTION...........................................................................................1

         A.       The Bankruptcy Case...........................................................................1
         B.       Accompaniments and Exhibits to this Disclosure Statement......................................2
         C.       Balloting, and Recommendation to "Accept" The Plan............................................2
         D.       Classification Under The Plan.................................................................5

II.      PLAN SUMMARY...........................................................................................7

         A.       Introduction..................................................................................7
         B.       The Payment of New Money Into the Reorganized Debtor..........................................8
         C.       Summary Description Of Class Distributions....................................................8

III.     GENERAL INFORMATION REGARDING THE DEBTORS.............................................................10

         A.       Description of the Debtors' Business.........................................................10
         B.       Description Of The Debtors' Capital Structure................................................11
         C.       Formation of the Debtors.....................................................................13
         D.       Description of Principal Assets in Debtors' Estate...........................................13
         E.       Debtors' Interest in Real Property...........................................................14
         F.       Events Leading to the Filing of the Petition.................................................15
         G.       The Creditor Body............................................................................16

IV.      THE BANKRUPTCY CASE...................................................................................17

         A.       The Commencement of the Case.................................................................17
         B.       Pre-Petition and Post-Petition Financing.....................................................17
         C.       Retention of Professionals and Appointment of Committee......................................18
         D.       The Creditors' Committee.....................................................................19
         E.       First Day and Other Early Orders.............................................................20
         F.       Exclusive Right to File Plans................................................................21
         G.       Joint Administration of the Debtors' Cases...................................................22
         H.       The Bar Date.................................................................................22
         I.       The Attorney General Actions.................................................................23
         J.       The Recalcitrant Distributors................................................................24

                                       -i-




                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----

         K.       The Plan Offers Creditors The Best Recovery From This Case...................................24

V.       PLAN OF REORGANIZATION................................................................................25

VI.      OTHER PROVISIONS OF THE PLAN..........................................................................30

         A.       Cancellation of Interests....................................................................30
         B.       Substantive Consolidation of the Debtors' Estates............................................30
         C.       Prepayment Under the Plan....................................................................32
         D.       The Creditors' Committee.....................................................................33
         E.       Exculpation and Releases.....................................................................33
         F.       Means For Execution Of The Plan..............................................................34
         G.       Officers and Directors of the Reorganized Debtor, and Their
                  Compensation.................................................................................34
         H.       Section 1930 Fees............................................................................34
         I.       Retiree Benefits.............................................................................34
         J.       Discharge, Injunction and Legal Effect of the Plan...........................................35
         K.       Modification.................................................................................36
         L.       Revesting of Property of the Estate..........................................................36
         M.       Administrative Expense Claims Bar Date.......................................................37
         N.       Objections to Claims.........................................................................37
         O.       Reserve for Disputed Claims..................................................................38
         P.       Binding Effect...............................................................................38
         Q.       Successors And Assigns.......................................................................39
         R.       Conditions Precedent to the Effective Date...................................................39
         S.       Preferences, Fraudulent Conveyances and Turnover Actions.....................................39
         T.       Retention of Jurisdiction....................................................................39
         U.       Restatement of Debtors' Certificates of Incorporation and Bylaws.............................40

VII.     EXECUTORY CONTRACTS...................................................................................40

         A.       Assumption or Rejection of Executory Contracts And Unexpired
                  Leases.......................................................................................40


VIII.    ACCEPTANCE AND CONFIRMATION...........................................................................41

         A.       Confirmation Hearing.........................................................................41

                                      -ii-



                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----

         B.       General Discussion...........................................................................42
         C.       Classification of Claims and Interests.......................................................43
         D.       Acceptance...................................................................................44
         E.       Unfair Discrimination and Fair and Equitable Tests...........................................44
         F.       Feasibility..................................................................................45
         G.       Best Interests Test..........................................................................46
         H.       Consummation.................................................................................48

IX.      ALTERNATIVES TO THE PLAN..............................................................................49

X.       RISK FACTORS TO BE CONSIDERED.........................................................................49

         A.       Projections..................................................................................50
         B.       Attorney General Actions.....................................................................50

XI.      TAX CONSEQUENCES OF THE PLAN..........................................................................51

         A.       General Remarks..............................................................................51
         B.       Tax Consequences to the Estate...............................................................52
         C.       Tax Consequences to Creditors................................................................55

XII.     CONCLUSION............................................................................................56


IMPORTANT:  THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT
MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE
ACCOMPANYING PLAN OF REORGANIZATION (the "Plan"). PLEASE READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY AND WITH CARE.

         THE STATEMENTS AND INFORMATION ABOUT THE DEBTORS AND THE FINANCIAL INFORMATION OF THE DEBTORS, INCLUDING ALL FINANCIAL PROJECTIONS AND INFORMATION REGARDING CLAIMS OR EQUITY INTERESTS CONTAINED HEREIN, HAVE BEEN PREPARED FROM DOCUMENTS AND INFORMATION PROVIDED BY THE DEBTORS.

         ALL CREDITORS AND EQUITY INTEREST HOLDERS ARE HEREBY ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT PRIOR TO OR CONTEMPORANEOUSLY WITH THE FILING OF THIS DISCLOSURE STATEMENT.

         ALL CREDITORS AND EQUITY INTEREST HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE "RISK FACTORS" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR

CREDITORS AND EQUITY INTEREST HOLDERS WHOSE CLAIMS AND INTERESTS ARE CLASSIFIED IN CLASSES THAT CONTAIN DISPUTED CLAIMS OR INTERESTS.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, OTHER ACTIONS, THREATENED ACTIONS OR ANY LITIGATION WHATSOEVER, THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

         THE DEBTORS SUBMIT THIS DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE IN CONNECTION WITH THE SOLICITATION OF ACCEPTANCES OF THE PLAN. THE PURPOSE OF THIS DISCLOSURE STATEMENT IS TO PROVIDE INFORMATION CONCERNING THE PLAN TO CREDITORS AND EQUITY INTEREST HOLDERS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

         THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT, DATED MAY 15, 1997, WHICH ORDER CONCLUDED THAT THIS DISCLOSURE STATEMENT CONTAINS INFORMATION OF A KIND AND IN SUFFICIENT DETAIL TO ENABLE A HYPOTHETICAL, REASONABLE INVESTOR, TYPICAL OF AN IMPAIRED CREDITOR OR EQUITY INTEREST HOLDER, TO MAKE AN INFORMED JUDGMENT WHETHER TO VOTE TO ACCEPT OR

REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A RULING AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         EACH CREDITOR OR EQUITY INTEREST HOLDER SHOULD CONSULT ITS INDIVIDUAL ATTORNEY AND ACCOUNTANT AS TO THE EFFECT OF THE PLAN ON SUCH INDIVIDUAL CREDITOR OR EQUITY INTEREST HOLDER.

         FOR EQUITY INTEREST HOLDERS ONLY:

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT.

         The Bankruptcy Court, pursuant to section 1128 of the Bankruptcy Code, has scheduled the Confirmation Hearing to consider the Confirmation of the Plan and objections to Confirmation, if any, to be held on June 25, 1997, 10:00 a.m., New York time, or as soon thereafter as counsel may be heard, in the courtroom of the Honorable Stuart M. Bernstein of the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy

Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Objections to Confirmation of the Plan, if any, must be in writing, and filed and served as described below.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------------------X
In re
                                                :    In Proceedings For
CRAFTMATIC INDUSTRIES, INC., and                     Reorganization Under
CRAFTMATIC ORGANIZATION, INC.,                  :    Chapter 11
         d/b/a/ EAK Advertising Co.,                 Case Nos. 96 B 40154
                                                :              96 B 40155 (SMB)
                                    Debtors.    :    Jointly Administered
------------------------------------------------X




                           DISCLOSURE STATEMENT PURSUANT TO
                           SECTION 1125 OF TITLE 11 OF THE UNITED
                           STATES CODE WITH RESPECT TO THE DEBTORS'
                           PLAN OF REORGANIZATION


                                       I.

                                  INTRODUCTION
                                  ------------

         A. The Bankruptcy Cases

             Craftmatic Industries, Inc. ("Industries") and Craftmatic Organization, Inc. ("Organization"), debtors and debtors-in-possession (the "Debtors"), submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code to all holders of claims against and interests in the Debtors. These cases were commenced on January 12, 1996 (the "Petition Date") in the United States Bankruptcy Court for the Southern District of New York, and are pending before the Honorable Stuart M. Bernstein, United States Bankruptcy Judge.

         B. Accompaniments and Exhibits
            to this Disclosure Statement

            Accompanying this Disclosure Statement are copies of:

             i. A "Notice" fixing (i) the time and manner for filing acceptances or rejections of the Plan, and (ii) the date and time of a hearing to consider confirmation of the Plan; and

             ii. A ballot (the "Ballot") which is to be used for voting to accept or reject the Plan.

            Annexed hereto are copies of the following:

             i.      The Plan, annexed as Exhibit A;

             ii. Schedule B of the Debtors' Bankruptcy Schedules, which schedules show substantially all of Debtors' personal property, annexed as Exhibit B; and

             iii. A liquidation analysis of the Debtors' assets, which when viewed together with the Debtors' liabilities, shows that this Plan provides the best possible recovery to all Creditors, annexed as Exhibit C.

             iv. A valuation of the Employee Stock Ownership Plan, annexed as Exhibit D.

             v. Projections for the Debtors operations for the next three-year period, annexed as Exhibit E.

         C. Balloting, and Recommendation to "Accept" The Plan

            After carefully reviewing the Plan and this Disclosure Statement and all the exhibits annexed hereto, please indicate your vote to "Accept" or "Reject" the plan on the enclosed ballot and forward it to the following addresses:

            For Class 6 Unsecured Creditors, ballots must be forwarded to:

                           Harold Jones, Esq.
                           Gersten Savage Kaplowitz Fredericks & Curtin, LLP 101 East 52nd Street, 9th Floor
                           New York, New York 10022

         All other Creditors and Equity Interest Holders must forward ballots to:

                           Adam H. Friedman, Esq.
                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York 10036

         THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERY TO CREDITORS. THE DEBTORS AND THE COMMITTEE THEREFORE BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND OTHER PARTIES IN INTEREST, INCLUDING, BUT NOT LIMITED TO, EQUITY INTEREST HOLDERS. THE DEBTORS AND THE COMMITTEE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

         i. Voting Instructions

         The Ballot has been specifically designed for the purpose of soliciting votes on the Plan for each Class of Claims or Equity Interests entitled to vote. Accordingly, in voting, for or against the Plan, use only the Ballot sent to you with this Disclosure Statement.

         If a Creditor or Equity Interest Holder is the holder of an unimpaired Claim, such Creditor or Equity Interest Holder, being deemed, as a matter of law, to have accepted the Plan, is not required to vote on the Plan and therefore has not received a Ballot herewith.

         BALLOTS SHOULD BE RETURNED IN THE ACCOMPANYING ENVELOPE TO:

         For Class 6 Unsecured Creditors, ballots must be forwarded to:

                           Harold Jones, Esq.
                           Gersten Savage Kaplowitz Fredericks & Curtin, LLP 101 East 52nd Street, 9th Floor
                           New York, New York 10022

         All other Creditors and Equity Interest Holders must forward ballots to:

                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, New York  10036
                           (212) 704-6000
                           Attn:  Adam H. Friedman, Esq.

ALL RETURNED BALLOTS WHICH NEITHER INDICATE THAT THEY "ACCEPT" NOR "REJECT" THE PLAN WILL BE DEEMED ACCEPTANCES.

         ii. Parties Entitled to Vote

         Pursuant to section 1126 of the Bankruptcy Code, each Class of Impaired Claims or Equity Interests which is not deemed to reject the Plan is entitled to vote on acceptance or rejection of the Plan. Any holder of an Allowed Claim or Interest that is in an Impaired Class under the Plan, and whose Class is not deemed to reject the Plan, is entitled to vote.

         Under section 1124 of the Bankruptcy Code, a class is "impaired" under a plan unless, with respect to each claim or interest in such class, such plan:

                  (1) leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest; or

                  (2) notwithstanding any contractual provision or applicable law that entitled the holder of a claim or interest to receive accelerated payment of such claim or interest after the occurrence of a default:

                           (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code;

                           (b) reinstates the maturity of such claim or interest as such maturity existed before such default;

                           (c) compensates the holder of such claim or interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

                           (d)      does not otherwise alter the legal,
                                    equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

         Classes of claims and interests that are not "impaired" under a plan are deemed, as a matter of law, under section 1126(f) of the Bankruptcy Code, to have accepted the Plan and are therefore not permitted to vote on such Plan.

         Classes of claims or interests that will not receive or retain any property under a plan on account of such claims or interests are deemed, as a matter of law, under section 1126(g) of the Bankruptcy Code, to have rejected the Plan and are likewise not entitled to vote on the Plan.

         D. Classification Under The Plan

         The Plan contemplates that the Debtors will treat the Classes designated therein as follows:




                    CLASS                                   STATUS
                    -----                                   ------

         Class 1: Administration Expense Claims      Unimpaired - not entitled to vote

         Class 2: Priority Tax Claims                Unimpaired - not entitled to vote

         Class 3: Priority Claims                    Unimpaired - not entitled to vote

         Class 4: Secured L & P Claim                Impaired - entitled to vote

         Class 5: Other Secured Claims               Unimpaired - not entitled to vote

         Class 6: General Unsecured Claims           Impaired - entitled to vote

         Class 7: Unsecured Insider Claims           Impaired - entitled to vote

         Class 8: Equity Interests:                  Impaired - entitled to vote
                  Preferred Shareholders

         Class 9: Equity Interests:                  Impaired - entitled to vote
                  Common Shareholders

         If no votes are received with respect to a particular Class of Claims or Equity Interests and no objections to Confirmation are received from such Class, the Bankruptcy Court may enter an order confirming the Plan.

         VOTES TO ACCEPT THE PLAN ARE BEING SOLICITED ONLY FROM IMPAIRED CLASSES WITH THE RIGHT TO VOTE.

         i. Deadline For Balloting

         BALLOTS MUST BE ACTUALLY RECEIVED AT THE ABOVE ADDRESS ON OR BEFORE 4:00 P.M. NEW YORK TIME ON JUNE 18, 1997; OTHERWISE THEY WILL NOT BE COUNTED.


                                       II.

                                  PLAN SUMMARY
                                  ------------

         A. Introduction

            The Debtors filed their chapter 11 cases on January 12, 1996. The filing was precipitated by the erosion of the Debtors' cash position that occurred as a result of (i) substantial declines in sales as a result of the declined economy (ii) substantial uncollectible receivables from several of the Debtors' distributors; and (iii) defending several lawsuits commenced against the Debtors by various State Attorney Generals' offices. During the course of the chapter 11 proceedings, the Debtors have worked to significantly reduce costs and improve sales and resolve the aforementioned lawsuits. The Plan represents the culmination of these efforts, providing Creditors with a distribution, and a surviving, financially stable operating entity with which to continue doing business.

            The Plan results from the Debtors' efforts to negotiate an arrangement with the Creditors' Committee to maximize the recovery for the Debtors' Class 6 Unsecured Creditors. Briefly, the Plan provides for: (i) full payment of the priority portions of all Administrative Claims, Priority Wage Claims, Priority Tax Claims, and Priority Claims; (ii) partial payment and restructuring of the Claim of the Debtors' secured lender, Leggett & Platt, Inc.

("L & P"); and (iii) a ten percent (10%) distribution to general unsecured creditors. Holders of Common Stock of Industries shall be paid $.01 per share and upon the Effective Date, all outstanding shares of Common Stock of Industries will be extinguished under the Plan.

            The Debtors' Employee Stock Ownership Plan (the "ESOP"), shall not retain its Preferred Shares, but will receive a lump sum cash payment on the total amount of $200,000.

            The Debtors believe that the Plan provides the maximum possible recovery to all Creditors and Equity Interest Holders and creates a viable foundation for the Reorganized Debtor to continue to do business in the future.

         B. The Payment of New Money Into the Reorganized Debtor

            Stanley Kraftsow, the Debtors' President shall pay $ 200,000 to the Estate in new value for the purpose of funding the Plan. Mr. Kraftsow is also waiving his right of distribution in respect of his Series A Preferred Shares in the ESOP and his common shares.

         C. Summary Description Of Class Distributions

            The Distributions to each Class of Claimants and Equity Interest Holders are summarized below. This summary is a snapshot of the more detailed and complete descriptions set forth in subsequent sections of this Disclosure Statement, and in the Plan.


Class Description and                               Description of Distribution
Estimated Amount of Claims                          Under the Plan
--------------------------                          --------------

Class 1: Administrative Claims                      Payment in full, in Cash,
                                                    on the latest of (i) the
                                                    Effective Date; (ii) when
                                                    allowed by the Court, if
                                                    subsequent to the
                                                    Effective Date; or

                                                    (iii) upon such other
                                                    terms as may be agreed
                                                    upon by the Debtors and
                                                    the holder of such Allowed
                                                    Claim.

Class 2: Priority Tax Claims                        Payment in full, in Cash,
                                                    on the latest of (i) the
                                                    Effective Date; or (ii)
                                                    the date such Priority Tax
                                                    Claims come due.

Class 3: Priority Claims                            Payment in full, in Cash,
and Priority Wage Claims,                           on the Effective Date of
other than Class 2                                  the amounts entitled to
Priority Tax Claims                                 priority. Any Priority
                                                    Claims or Priority Wage
                                                    Claims which exceed the
                                                    priority set forth in the
                                                    Bankruptcy Code, will be
                                                    treated as Class 6 General
                                                    Unsecured Claims.


Class 4:  Secured L & P Claim                       Lump sum payment of
(approximately $2,392,000)                          $338,000 under the L&P
                                                    Promissory Note, with the
                                                    balance of $338,000
                                                    thereunder paid over 12
                                                    months. Payment on the
                                                    Revolving Credit Agreement
                                                    shall be made under the
                                                    existing terms of such
                                                    agreement. The
                                                    Requirements Agreement
                                                    shall be modified solely
                                                    to extinguish the
                                                    $1,200,000 claim against
                                                    the Debtors; all other
                                                    terms shall remain in
                                                    place.

Class 5: Other Secured Claims                       Other Secured Claims shall
                                                    be paid in full pursuant
                                                    to the underlying
                                                    agreements between the
                                                    respective parties.

Class 6:  Unsecured Claims (approximately           Ten percent (10%) lump sum
$1.8 million)                                       payment, in full, in cash,
                                                    without interest on the
                                                    latest to occur of (i) the
                                                    Effective Date; (ii) the
                                                    date such Unsecured Claim
                                                    becomes Allowed; or (iii)
                                                    the upon which the Debtors
                                                    and the holder of such
                                                    Unsecured Claim otherwise
                                                    agree.

Class 7: Unsecured Insider Claims                   No payments shall be made
                                                    thereon until all Classes
                                                    1, 2, 3 and 6 Allowed
                                                    Claims are paid in full.
                                                    Thereafter, each such
                                                    Claim shall be paid as may
                                                    be agreed by the
                                                    Reorganized Debtor and the
                                                    holder of such Claims.

Class 8: Equity Interest of Industries'             Lump sum cash payment of
Preferred Shareholders (ESOP Holders)               $200,000 to the ESOP
                                                    Trustee to occur after the
                                                    Confirmation Date on a
                                                    date agreeable to the ESOP
                                                    Trustee. After such lump
                                                    sum payment, the Preferred
                                                    Shares held by the ESOP
                                                    shall be canceled. Stanley
                                                    Kraftsow and Carolyn
                                                    Kraftsow shall not be paid
                                                    for their ESOP Preferred
                                                    Shares.


Class 9: Equity Interest of Industries'             Class 9 Equity Interest
Common Stock shareholders                           Holders shall be paid .01
                                                    cents per share of
                                                    Industries Common Stock.
                                                    After such payment, all
                                                    Common Stock of
                                                    Industries, with the
                                                    exception of the shares
                                                    held by Stanley Kraftsow,
                                                    Carolyn Kraftsow and
                                                    trusts held for their
                                                    children (the "Kraftsow
                                                    Shares") shall be
                                                    canceled. Neither Stanley
                                                    Kraftsow, Carolyn Kraftsow
                                                    nor trusts for their
                                                    children shall be paid for
                                                    their Common Stock.

            The Debtors expect that all conditions can and will be satisfied to enable it to treat the above Classes in the above indicated manner.


                                      III.

                    GENERAL INFORMATION REGARDING THE DEBTORS
                    -----------------------------------------

         A. Description of the Debtors' Business

            Industries is a corporation organized and existing under the laws of the State of Delaware.

            Industries is a marketing and sales organization engaged in the distribution and sale, primarily in the United States, of the "Craftmatic Adjustable Bed", which is an electric adjustable bed specifically designed for residential use incorporating certain features found in hospital beds. Industries directly, or indirectly, owns all of the issued and outstanding common stock of Organization. Currently, the Debtors conduct direct sales operations in eastern Pennsylvania, Southern New York, New Jersey, Delaware, eastern Connecticut, Florida, southwestern Alabama, and southeastern Georgia and are wholesale distributors of adjustable beds to independent direct sales organizations in other market areas.

            The Debtors' direct sales of beds are made by direct in-house sales presentations (by appointment) to prospective customers who respond to the Debtors' marketing programs. The bed is manufactured to the Debtors' specifications by Leggett & Platt, the Debtors' largest secured creditor, and uses a specially designed mattress manufactured and supplied to the Debtors by various suppliers, many of whom are Creditors in this Case.

         B. Description Of The Debtors Capital Structure

            Industries is a Delaware corporation whose shares of Common Stock are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As of the Petition Date, approximately 2,440,224 shares of Common Stock were issued and outstanding, which are held by approximately 128 beneficial equity holders of record. The common stock of Industries was traded on the over-the-counter market and until February 2, 1994, was quoted on the NASDAQ National Market System under the symbol CRCC. As of February 2, 1994, the Common Stock of Industries was no longer eligible to trade on the NASDAQ National Market System and was traded on the NASDAQ SmallCap Market under the symbol

CRCC. On March 4, 1994, the Common Stock of Industries was delisted from the NASDAQ SmallCap Market. As a result of such delisting, there is no established trading market for the Common Stock of Industries. Trading, if any, in the Common Stock is conducted in the over-the-counter market in the so-called "pink sheets." Therefore, stockholders of Industries will likely find it more difficult to dispose of, or to obtain accurate quotations as to the value of, their shares of Common Stock. Stanley Kraftsow, President of the Debtors, directly or indirectly, through family trusts, owns 42.6% of Industries Common Stock.

            Industries also is authorized to issue an aggregate of 500,000 shares of Preferred Stock, of which 453,600 shares of Series A Convertible Preferred Stock are issued and outstanding, all of which are held by the Employee Stock Ownership Plan (the "ESOP") of Industries. The Series A Convertible Preferred Stock has a liquidation preference of $13.75 per share and provides for a cumulative dividend payable in cash at $1.375 per share per annum. The Series A Preferred Stock is convertible into two shares of Common Stock, with a 25% conversion premium and has voting rights equal to the number of shares into which it is convertible and votes with the Common Stock as a single class. No dividends have been paid on the Series A Preferred Shares since 1994.

            The ESOP Trustee retained the services of Wharton Valuation Associates, Inc. to determine the fair market value of the Series S Convertible Preferred Stock held by the ESOP. The valuation concluded that the Series A Convertible Preferred Stock was worth approximately three percent (3%) of its liquidation preferences as of September 30, 1996, or $0.41 per share.

As of September 30, 1996, there were 260,030 outstanding Series A Convertible Preferred Shares. Since that date, 480 shares have been retired by the Company, leaving 259,550 outstanding. Accordingly, as of this date, the value of the Series A Convertible Preferred Shares is $106,415.50. A copy of the ESOP valuation is annexed hereto as Exhibit D.

             Stanley Kraftsow, the Debtor's President and Chief Executive Officer, has an interest in 15,732.22 Series A Convertible Preferred Shares under the ESOP. Carolyn Kraftsow, the Debtor's secretary, has an interest in 7,401.15 Series A Convertible Preferred Shares under the ESOP. Mr. and Mrs. Kraftsow shall not be paid for their interests in the ESOP under the Plan.

          C. Formation of the Debtors

             Industries is the parent company of Organization. As of the Petition Date, Organization was one of six wholly owned subsidiaries of Industries. The remaining five wholly owned subsidiaries of Industries are (i) Craftmatic/Contour Holding Co., (ii) Craftmatic/Contour Delivery Service, Inc.;
(iii) Chicken Wizard of Aston, Inc.; (iv) Chicken Wizard of City Line Avenue, Inc.; and (v) Chicken Wizard of Media, Inc.. These subsidiaries are not operating companies and are not in Chapter 11.

          D. Description of Principal Assets in Debtors' Estate

             Annexed, as Exhibit B, is a copy of Schedule B to the Debtors' Schedules of Assets and Liabilities, which Schedule identifies the Debtors' assets as of the Petition Date. The assets of Industries were valued at $40,050.00. The assets of Organization were valued at $4,027,520.15. In the event of a liquidation, as shown below, the Debtors' assets would likely realize far less than the above amounts, since the valuations of the vast majority of the assets reflect a going concern value, rather than a liquidation value. See, Liquidation Analysis, annexed hereto as Exhibit C. In fact, a liquidation of the Estate would result in no distribution to Class 6 Allowed Claims, rather than the ten percent (10%) Distribution proposed by the Plan. Likewise, under the Liquidation Analysis, neither Common Shareholders nor Preferred Shareholders would receive a distribution if the Estate was liquidated.


          E. Debtors' Interest in Real Property

             The Debtors do not own any real property and, as of the Petition Date, occupied office and warehouse space at the locations listed below:


                  Location                                    Purpose
                  --------                                    -------

         2500 Interplex Drive                        Sales/Executive Office
         Trevose, PA  19053

         2161 Blount Road                            Sales/Warehouse
         Pompano Beach, FL 33069

         4701 East 7th Avenue                        Warehouse
         Tampa, FL 33606

         106 Century Park Circle West                Warehouse (post-petition)
         Tallahassee, FL 32304

             Prior to the Petition Date, Organization owned the property located in Pompano Beach. On or around January 11, 1996, Organization transferred this property to its secured lender Leggett & Platt, Inc. to reduce the secured debt by the amount of $900,000, less certain credits due Leggett & Platt. Thereafter, Leggett & Platt entered into a lease with Organization for the continued use and occupation of a portion of the building.

             During the bankruptcy case, the Debtors obtained three extensions to assume or reject both leases, the most recent extension extending the time up to the earlier of April 15, 1997 or the Effective Date. As set forth more fully below, the Debtors are assuming both these unexpired leases, under the Plan, pursuant to section 365(a) of the Bankruptcy Code.

          F. Events Leading to the Filing of the Petition

             Notwithstanding their sound business fundamentals, for the two years immediately preceding the Petition Date, the Debtors were confronted with a very difficult retail environment resulting in the decline of sales and pressures on gross margins. As the Debtors sell a "high end" specialty product, the declining economic climate negatively affected sales.

             The Debtors' net revenues decreased 30.9% to $21,815,000 for the fiscal year ended September 30, 1995, from $31,547,000 for the preceding fiscal year. The decrease in net revenues was attributable to both the Debtors' retail and wholesale operations. Net revenues from the retail segment decreased to $9,388,000 in fiscal 1995 from $15,649,000 in fiscal 1994 due to the continued downsizing of the Company's retail operations. Net revenues from the Debtors' wholesale and advertising services segment decreased to $12,427,000 in fiscal

1995 from $15,898,000 in fiscal 1994 as a result of the Debtors' decision to suspend its national sales program in the third quarter of fiscal 1995 due to the high costs associated with direct response advertising. The Debtors' total gross profit margin as a percentage of net revenues for fiscal 1995 and 1994 were 44.4% and 46.2%, respectively. The decrease in gross profit margin resulted from a slight change in the mix of revenues, which was partially offset by price increases in the Debtors' wholesale segment.

             Additionally, the Debtors lost substantial money as a result of uncollectible receivables from their distributors. In fiscal year 1995, Industries recorded provision for doubtful accounts and notes receivable as a result of poor performance by certain distributors in a sluggish economic environment. The provision for doubtful accounts and notes receivable increased to $2,356,000 in 1995 from $640,000 in 1994.

             Finally, prior to the Petition Date, the Debtors were the target of several state Attorney General's actions alleging that the Debtors violated various state consumer protection laws. As of, and subsequent to the Petition Date, the states of Missouri, Wisconsin, Florida, Arizona, North Dakota and Idaho had all commenced actions or investigations for alleged violation of their fair trade and consumer laws against the Debtors. The legal fees required to defend these actions, together with the time that management had to expend defending these actions, which time necessarily detracted from the Debtors' day-to-day operations, also negatively affected the Debtors' business.

             Therefore, as a result of (i) declining sales and margins; (ii) uncollected receivables; and (iii) the defense of several lawsuits, management for the Debtors concluded that it was in the best interest of the Debtors, their creditors and estates, to reorganize their operations and seek voluntary relief under Chapter 11 of the Bankruptcy Code.

          G. The Creditor Body

             As of the Petition Date, the Debtors' consolidated estate had a creditor body exceeding approximately 650 individual creditors with total scheduled claims of $5,259,244.77 ($2,817,494.50 in secured claims, $117,571.20 in priority claims, and $2,324,179.07 in Unsecured Claims.) See Schedules, on file with the Court.

             In accordance with the Debtors' Claims Objection Motion, the Debtors reduced and/or expunged numerous Unsecured Claims. As of the date hereof, there exists approximately $1.8 million in Allowed Unsecured Claims.


                                       IV.

                               THE BANKRUPTCY CASE
                               -------------------

          A. The Commencement of the Case

             The Debtors commenced these Bankruptcy Cases on January 12, 1996 with the filing of their respective chapter 11 petitions.

          B. Pre-Petition and Post-Petition Financing

             As of the Filing Date, Organization was indebted (and continues to be so indebted) to L&P, pursuant to a Promissory Note (Demand), dated October 28, 1994, executed by Organization in the original principal amount of $900,000.00 ("Revolving Credit Agreement") which had an unpaid principal balance of approximately $575,000.

             As of the Filing Date, the Debtors were indebted to L & P (and continue to be so indebted), pursuant to a promissory note, dated December 1, 1994, executed by both Debtors in the original principal amount of $1,500,000.00 ("L & P Promissory Note") which has an unpaid principal balance of approximately $676,311.80. Interest continues to accrue on L & P Note No. 2 at the per diem interest rate of two percent (2%) over the Prime Rate. L & P Note No. 2 is governed by and subject to the terms of a certain loan agreement executed by the Debtors on December 1, 1994 (the "Loan Agreement").

             As of the Filing Date, Organization was indebted to L & P (and continues to be so indebted), pursuant to a requirements agreement, dated December 1, 1994, executed by Organization and L & P (the "Requirements Agreement") in the original amount of $1,200,000, which amount does not accrue interest. The unpaid balance of the amounts owed under the Requirements Agreement was $1,200,000 as of the Petition Date. (The indebtedness under L & P Note No. 1, L & P Note No. 2 and the Requirements Agreement shall hereinafter be referred to as the "L & P Indebtedness".)

             Organization secured the L & P Indebtedness by executing a security agreement dated December 1, 1994 (the "Security Agreement") granting L & P a first priority security interest in substantially all of the Debtors' property (the "Collateral").

             By stipulation, dated January 12, 1996 (the "Stipulation"), the Debtors and L&P agreed to an interim order permitting post-petition financing and for use of cash collateral and grant of adequate protection pursuant to sections 362(c)(2), 363 and 364 of the Bankruptcy Code. The Debtor filed an order to show cause authorizing use of cash collateral and post-petition financing and providing adequate protection dated January 16, 1996. The Court authorized the interim use of up to $200,000.00 of cash collateral and thereafter entered an Order dated February 1, 1996 granting the Debtors' use of cash collateral and obtaining post-petition financing (the "Financing Order"). The Financing Order authorized Organization to make post-petition draws under the terms of L & P Note No. 1 up to $900,000.00.

          C. Retention of Professionals and Appointment of Committee

             The Debtors' bankruptcy counsel, as approved by an Order of the Bankruptcy, dated January 30, 1996, is Parker Chapin Flattau & Klimpl, LLP. Pursuant to separate Bankruptcy Court orders, the Debtors also retained the following professionals to assist in the reorganization case: (i) Mesirov Gelman Jaffe & Jamieson as special tax and securities counsel, (ii) Davis & Kuelthau as special litigation counsel in connection with an action commenced by the Wisconsin Attorney General's Office, (iii) Friedman Alpren & Green, as accountants to the Debtors, and (iv) Retail Credit Solutions, Inc. as retail credit consultants for the Debtors.

             (i) Compensation to Professionals

                 As of the date hereof, professionals have been paid once pursuant to filed first interim applications seeking payment for services rendered and reimbursement of expenses. Pursuant to Order dated November 7, 1996, all fees and expenses sought in the first interim applications were granted, subject to a 25% holdback and final review of all fees and disbursements by the Bankruptcy Court. Annexed hereto as Exhibit F is a true copy of the Order granting the first interim applications, setting forth the amounts awarded.

          D. The Creditors Committee

             Shortly after the Petition Date, the United States Trustee, as is customary in chapter 11 cases, pursuant to section 1102 of the Bankruptcy Code, appointed an Official Committee of Unsecured Creditors (the "Committee") to represent the interests of the Debtors' unsecured creditors. The Committee was officially formed on February 28, 1996 and is comprised of the following creditors:

                                  David Avrick
                                  18 East Canon Pedrido
                                  Santa Barbara, CA 93101

                                  AZ Marketing Services, Inc.
                                  ABA  AZ List Managers
                                  31 River Road
                                  Cos Cob, CT 06807

                                  Patrick McNamara
                                  c/o Stevens Knox & Associates, Inc.
                                  304 Park Avenue
                                  New York, NY 10010

                                  Starcrest Products of California Inc.
                                  19401 Brennan Avenue
                                  Perris, CA 92730

                                  Fingerhut Corporation
                                  4400 Baker Road
                                  Minnetonka, MN 55343

                                  Southerlands Inc. of Tennessee
                                  P.O. Box 70129
                                  Nashville, TN 37207

                                  Kent Advertising
                                  Attn: Larry Miller
                                  600 Madison Avenue
                                  New York, NY 10022

             The Committee retained the services of Pryor Cashman Sherman & Flynn ("Pryor Cashman") as its counsel. The retention of Pryor Cashman was approved by Order of the Court dated March 28, 1996. By Order dated November 26, 1996, the firm of Gersten Savage Kaplowitz Fredericks and Curtin, LLP, 101 East 52nd Street, 9th Floor, New York, New York 10022 was substituted as counsel to the Committee.

          E. First Day and Other Early Orders

             To facilitate the smooth and orderly transition of operations into Chapter 11, and to minimize the disruption of their business affairs, the Debtors filed certain motions on the Filing Date for emergency relief. By motion, presented on the Petition Date, the Court authorized the joint administration of both cases for procedural purposes. The Debtors also received Court authorization to pay their pre-petition wages, salaries and certain employee business expenses, by Order dated January 19, 1996. The Debtors obtained further authorization to continue their customer services programs, including refund, finance and layaway policies, by Order dated January 19, 1996.

             The Debtors also obtained authorization (i) to continue maintaining their bank accounts and business forms; and (ii) extending the twenty day period to confirmation, during which utilities could not alter, refuse or discontinue services to the Debtors.

         F. Exclusive Right to File Plans

             By operation of section 1121 of the Bankruptcy Code, the Debtors have the exclusive right to file a plan of reorganization during the 120 days following the Petition Date, and the exclusive right to solicit acceptances thereof, during the following 60 days. By motion dated April 25, 1996 (the "First Exclusivity Motion"), the Debtors sought to extend the exclusive periods for an additional 120 days. On May 9, 1996, the Bankruptcy Court held a hearing on the Exclusivity Motion, at which hearing the Debtors' exclusive periods were extended. Specifically, the Court extended the Debtors' exclusive period to file a plan of reorganization up to and including September 10, 1996 and their exclusive periods to solicit acceptances thereto up to and including November 8, 1996. The Debtors sought additional extensions of exclusivity by Motion dated August 14, 1996 and by Motion dated January 3, 1997. At a hearing held on January 21, 1997, the Court further extended exclusive period through April 10, 1997 and June 12, 1997, respectively.

          G. Joint Administration of the Debtors' Cases

             By motion dated January 11, 1996, the Debtors moved for an order directing the joint administration of both of the bankruptcy cases. The Debtors sought this relief, in accordance with Bankruptcy Rule 1015(b), which authorizes the entry of an order for the joint administration of estates of affiliates. By order dated January 19, 1996, the Court granted the Debtors' motion and the cases were thereafter jointly administered for procedural purposes only.

             The Debtors' Plan contemplates the substantive consolidation of both cases. This will result in the individual Debtors being treated as one entity and the plan shall merge the assets and liabilities of the Debtors therein. See, infra.

          H. The Bar Date

             In accordance with Rule 3003(c)(3) of the Bankruptcy Rules, the Court fixed July 17, 1996 (the "Bar Date"), as the last date by which Creditors and Interest Holders would be permitted to file Claims in the Debtors' chapter 11 case. In accordance with the Bar Date, the Debtors, pursuant to Court Order, published notice of the Bar Date in the National Edition of the New York Times on May 17, 1996. Pursuant to Bankruptcy Rule 3003(c)(2) and the Plan, any creditor whose claim had not been scheduled by the Debtors or had been scheduled as disputed, contingent or unliquidated, and who failed to file a proof of claim on or before the Bar Date is deemed not to be a creditor with respect to such Claim for purposes of voting on, and receiving Distributions under, the Plan.

             An Administrative Expense Claim Bar Date was set for December 18, 1996, pursuant to Order of the Bankruptcy Court, dated October 22, 1996. The Debtors believe they are current in the payment of all Administrative Expense Claims.

          I. The Attorney General Actions

             As of the Petition Date, the states of Wisconsin and Missouri had pending actions against the Debtors. The State of Missouri commenced an action in January 1993 against Organization and a distributor selling under a distribution agreement with Organization. During the pendency of the Bankruptcy Case, Organization vigorously defended this action. On

October 23, 1996, that action was dismissed as against Organization and the State has not opposed the dismissal.

             The State of Wisconsin commenced an action against Organization, a distributor and one of the distributors sales representatives. Organization and the State of Wisconsin have reached an agreement settling the action, and a formal consent judgment has been executed by the parties. Under the consent judgment, the State agreed to withdraw its action for an Allowed Unsecured Claim of $25,000.

             Subsequent to the Petition Date, the States of Arizona, North Dakota and Idaho have all served investigative subpoenas on Organization and Stanley Kraftsow. The Assistant Attorney General for Arizona has advised that she will act as coordinating counsel for all of these States. North Carolina is contemplating issuing an identical investigative subpoena. Organization has asserted that these States lack jurisdiction over Organization. Presently Organization has undertaken discussions with these States to determine if the concerns raised by these States can be resolved without litigation.

             The State of Florida has issued an investigative subpoena against Organization and Stanley Kraftsow. Discussions are underway with the Assistant Attorney General to resolve the matter without litigation.

          J. The Recalcitrant Distributors

             As mentioned in Section II(F) above, as of the Petition Date, several of the Debtors' independent distributors owed money to the Debtors for various fees due under binding distributor agreements. Each respective distributor agreement provides each distributor the exclusive right to market and sell beds in specific territories. Under the distributor agreements the Debtors are reimbursed for advertising and promotional costs expended on their behalf. Under the distributor agreements, the distributors are also required to purchase their beds from the Debtors.

                As of the Petition Date, approximately six of the Debtors distributors had delinquent accounts, representing approximately $3 million in uncollected receivables. During the course of the bankruptcy cases, the Debtors have attempted to reach agreements with these distributors, and expect to collect a portion such receivables in the future. The Debtors are unable to forecast the percentage of uncollected receivables that they will ultimately reduce to collection.

          K. The Plan Offers Creditors The Best Recovery From This Case

             The Debtors in the course of their Chapter 11 cases have made substantial progress stabilizing their business and regaining their vendors' and customers' support. If the Plan is not confirmed, it will signal to vendors and customers that there has been a loss of confidence in the Debtors in their reorganization effort, and the resulting tailspin may jeopardize the Debtors reorganization. The Plan is, in the Debtors' view, as well as the view of the unsecured creditors committee, the best possible vehicle for each Creditor and Equity Interest Holder to recover from the Debtors.

             As demonstrated in the liquidation analysis, annexed hereto as Exhibit C, at a liquidation, as of the confirmation date, Class 6 Unsecured Creditors and Class 8 and 9 Equity Interests would receive 0% of their Allowed

Claims and Interests. In contrast, the Plan proposes to pay Unsecured Creditors 10% of their total Allowed Claims. The Plan also provides for distributions to Class 8 and 9 Shareholders (see, Part V). Therefore, the Plan provides for a significantly greater distribution than a liquidation scenario under Chapter 7, and is clearly in the best interests of Creditors and Equity Interest Holders.

                                       V.

                             PLAN OF REORGANIZATION
                             ----------------------

                 Class 1 Claims: Administrative Expense Claims.

             Class 1 Claims consist of all Administrative Expense Claims, i.e., claims for the actual and necessary costs and expenses of administration of the Case entitled to priority in accordance with sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (i) any actual and necessary expenses of preserving the Debtors' estate and operating the business of the Debtors, and (ii) allowances of compensation and reimbursement of expenses to Professional Persons to the extent allowed by the Court.

             Administrative Expense Claims will be paid in full, in Cash, on the latest of (i) the Effective Date; (ii) when allowed by the Court, if subsequent to the Effective Date; or (iii) upon such other terms as may be agreed upon by the Debtors and the holder of such Allowed Claim. Administrative Expense Claims, that represent liabilities incurred by the Debtors, in the ordinary course of their business, will be paid or performed by the Debtors in the ordinary course of business and in accordance with any terms and conditions of any agreements between the Debtors and the holders of such Administrative Expense Claims.

             Class 1 claims are not deemed a Class for impairment purposes.

                          Class 2 Priority Tax Claims.
                          ----------------------------

             Class 2 Claims consist of all Priority Claims entitled to priority in accordance with section 507(a)(8) of the Bankruptcy Code. These Claims consist of certain unsecured Claims of governmental units for unpaid taxes. As of May 5, 1997, the Debtors estimate that, as a result of negotiations with taxing authorities, no such Class 2 Priority Tax Claims exist.

             If, however, any Priority Tax Claims shall be asserted and allowed, such Allowed Claims shall be paid in full, in Cash, on the latest of (i) the Effective Date; (ii) the date the Debtors are otherwise obligated to pay such Allowed Claim, in accordance with the terms and provisions of the particular transaction given rise to such Claim; or (iii) the date such Priority Tax Claim comes due.

             Class 2 Claims are not deemed a Class for impairment purposes.

                Class 3 Priority Claims and Priority Wage Claims.
                -------------------------------------------------

             Class 3 Claims consist of all Priority Claims entitled to priority pursuant to section 507(a) of the Bankruptcy Code (other than Administration Expense Claims and Class 2 Priority Tax Claims) except those pursuant to section 507(a)(8) of the Bankruptcy Code. Such Claims include (i) unsecured claims for accrued employee compensation earned within ninety (90) days of the Petition Date to the extent of $4,000 per employee, unless otherwise paid by order of the Court; (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the Petition Date, but only for each such plan to the extent of (x) the number of employees covered by such plan multiplied by $4,000, less (y) the aggregate amount paid to such employee from the Estate for wages, salaries and commissions; and (iii) unsecured claims of individuals who deposited up to $1800.00 with the Debtors prior to the Petition Date for the purchase of a bed.

             Each holder of a Class 3 Priority Claim shall be paid the amount of such claim entitled to Priority in full, in Cash, on the Effective Date, for the amounts entitled to priority. Alternatively, Priority Claims or Priority Wage Claims may be paid upon such terms and conditions as may be agreed upon by and between the holder of such Claim and the Debtors. Any remaining balance of the Class 3 Priority Claims, not entitled to priority, will be treated as a Class 6 General Unsecured Claim.

             Class 3 is not impaired under the Plan.

                           Class 4 Secured L&P Claims.
                           ---------------------------

             Class 4 consists of the Secured Claim of L&P (estimated at $2,392,000). Class 4 shall receive a lump sum payment of $338,000 on the Promissory Note on the Effective Date or such other date acceptable by L&P. The remaining $338,000, due under the Promissory Note, shall be paid over a period of twelve (12) months, with interest at two percent (2%) over the Prime Rate.

             The $516,000 due, under the Revolving Credit Agreement, shall be paid under the terms of such agreement, which shall survive according to its terms.

             The Requirement Agreement shall be modified solely to extinguish the $1,200,000 indebtedness thereunder. The Debtor and L&P shall continue to comply with all other provisions thereunder.

             The Class 4 Secured L&P Claims are impaired.

                          Class 5 Other Secured Claims
                          ----------------------------

             Other Secured Claims means any Claim, to the extent of the value of assets, as to which the Creditor holding the Claim has as lien, except Other Secured Claims shall not include the L&P Claims.

             Other Secured Claims are generally held by secured equipment lessors or secured insurance premium finance companies. Payments to Class 5 Creditors shall be paid in full pursuant to the terms of each respective agreement.

             Class 5 Other Secured Claims are not impaired under the Plan.

                        Class 6 General Unsecured Claims
                        --------------------------------

             Class 6 Claims consist of the non-priority Unsecured Claims. Generally, a non-priority Unsecured Claim is a Claim against the Estate, the repayment of which is not secured by an asset of the Debtors. The Debtors estimate that the total amount of Class 6 Allowed Claims will be approximately $1.8 million. The members of this Class shall be paid ten percent (10%) of the Allowed Claim in full in cash, without interest on the latest to occur of (i) the Effective Date; (ii) the date such Unsecured Claim becomes Allowed; or (iii) the date upon which the Debtors and the holder of such Unsecured Claim otherwise agree.

             Class 6 Unsecured Creditors are impaired under the Plan.

                        Class 7 Unsecured Insider Claims
                        --------------------------------

             Unsecured Insider Claim means any Unsecured Claim held by an Insider or Affiliate, such as Craftmatic U.K. The Plan provides that each Unsecured Insider Claim, that constitutes an Allowed Claim, shall be reconstituted as an obligation of the Reorganized Debtor. However, no payments shall be made thereon until all Class 1, 2, 3 and 5 Allowed Claims (as of the Effective Date) are paid in full. Thereafter, each such Claim shall be paid, as may be agreed by the Reorganized Debtor and the holder of such Claims, however, in no instance shall Class 6 Claims be paid more than ten percent (10%) of such Allowed Claim. As of May 5, 1997, the Debtors estimate that the total amount of Unsecured Insider Claims is $42,778.67.

             Class 7 Unsecured Insider Claims are impaired under the Plan.

                Class 8 Equity Interests: Preferred Shareholders
                ------------------------------------------------

             Class 8 consists of Equity Interests of Series A Preferred Shareholders. Currently, Industries' ESOP holds 100% of the outstanding preferred shares.

             The ESOP shall receive a lump sum payment of $200,000 to be paid to the ESOP Trustee, which amount does not include payment for Stanley and Carolyn Kraftsow's interest in the ESOP, which interests are being voluntarily surrendered by Mr. and Mrs. Kraftsow without payment. The Series A Preferred Shares shall be canceled upon the payment of such $200,000 to the ESOP Trustee on the Effective Date or on a date agreeable to the ESOP Trustee.

             Class 8 Equity Interests are impaired under the Plan.

                  Class 9 Equity Interests: Common Shareholders
                  ---------------------------------------------

             Class 9 consists of the Equity Interests in the Debtors. Allowed Claims and Equity Interests in Class 9, other than Claims and Equity Interests of Stanley Kraftsow, Carolyn Kraftsow, and trusts held for children, shall receive .01 cent per share of Industries Common Stock. After such payment, all Common Stock, except the Kraftsow Shares, shall be cancelled.

             Class 9 Interest Holders are impaired under the Plan.

                                       VI.

                          OTHER PROVISIONS OF THE PLAN
                          ----------------------------

          A. Cancellation of Interests

             On the Effective Date, each share of Industries Common Stock, other than the Kraftsow Shares, shall be canceled, whether or not surrendered to the Reorganized Debtors.

             Upon the payment to the ESOP Trustee, Industries Preferred Shares shall be canceled, whether or not surrendered to the Reorganized Debtor.

          B. Substantive Consolidation of the Debtors' Estates

             The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order which will effect the substantive consolidation of the Cases of the Debtors into a single chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of the Plan. On the Confirmation Date, or such other date as may be set by a Final Order of the Bankruptcy Court, but subject to the occurrence of the Effective
Date: (i) all intercompany Claims by and among the Debtors will be eliminated;
(ii) all assets and liabilities of the Debtors will be pooled or treated as though they were pooled; (iii) all prepetition cross- corporate guarantees of the Debtors will be eliminated; (iv) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors will be deemed to be one obligation of the consolidated Debtors; (v) any Claims filed or to be filed in connection with any such obligation and such guarantees will be deemed one Claim against the consolidated Debtors; and (vi) each and every Claim Filed in the individual chapter 11 case of any of the Debtors will be deemed Filed against the consolidated Debtors to the consolidated Reorganization Case and will be deemed a single obligation of all of the Debtors under the Plan on and after the Confirmation Date. On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by the Debtors as to the obligations of another Debtor or of any other Person will be discharged, released and of no further force and effect; provided, however, that nothing herein will affect the obligation of each of the Debtors under the Plan.

             The power to substantively consolidate interrelated chapter 11 cases is based upon the Bankruptcy Court's general equitable powers which are set forth in section 105 of the Bankruptcy Code. Within this framework, the factors to which courts have looked to determine the appropriateness of substantive consolidation include: (i) whether creditors dealt with the debtor entities as a single economic unit and did not rely on their separate identities in extending credit, and (ii) whether the affairs of the debtors are so entangled that the consolidation will benefit all creditors of the debtors' estates. Additional factors include: (i) the presence or absence of consolidated financial statements; (ii) the existence of inter-company guarantees or loans;
(iii) the unity of interest and ownership between the various corporate entities; (iv) the transfer of assets without formal observance of corporate formalities; (v) the degree of difficulty in segregating and ascertaining individual assets and liabilities; (vi) the parents, its affiliates and the subsidiaries having common directors and/or officers; (vii) the parent or its affiliates financing one another; and (viii) the commingling of assets and business functions.(1)

             The Debtors believe that the aforementioned factors are satisfied under the facts of this case, and that substantive consolidation of the Debtors' Estates will facilitate confirmation of the Plan and foster similarity and fairness of treatment of holders of Claims.


----------

(1) Procedural consolidation is the administrative process (contemplated by Bankruptcy Rule 1015(b)) whereby the cases of two or more affiliated debtors are conducted as part of a single case for the convenience of the bankruptcy court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their respective creditors and interest holders. These Cases were procedurally consolidated by prior order of the Bankruptcy Court.

          C. Prepayment Under the Plan

             At any time, after the Effective Date, the Reorganized Debtors shall have the option to prepay the Distributions required to be paid to holders of the Allowed Class Claims by notifying, in writing, each holder of an Allowed Class Claim of the Reorganized Debtors' intent to prepay the Distributions and paying each holder of an Allowed Claim in such Class.

          D. The Creditors' Committee

             The Committee shall continue in existence until the latter of (i) the Effective Date or (ii) the payment in full of Class 6 Unsecured Creditors, to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and the Plan, and shall perform such other duties as they may have been assigned by the Bankruptcy Court. On and after the Effective Date, the Committee shall remain in existence to assist and advise the Reorganized Debtors in the performance of its duties under the Plan.

          E. Exculpation and Releases

             It is the Debtors position that upon confirmation of the Plan, neither the Debtors, Reorganized Debtors, their officers, directors, employees, legal advisors or agents, the ESOP Trustee, Committee, nor any of its legal advisors or members will have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of the pre-bankruptcy operations of the Debtors, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Reorganized Debtors, the ESOP Trustee,

Committee and each of their respective members, officers, directors, employees, advisors and agents will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

          F. Means For Execution Of The Plan

             As demonstrated in the projections, annexed hereto as Exhibit F, the Debtors will have the necessary Cash on hand and available credit on the Effective Date to fund the payments required hereunder. The payment by Stanley Kraftsow and the funds received from existing and future operations will provide adequate monies to satisfy the Plan payments.

          G. Officers and Directors of the Reorganized
             Debtor, and Their Compensation

             Exhibit G reveals the identity and affiliations of the parties who will serve as Directors and Officers (the "Officers and Directors") of the Reorganized Debtor and their respective compensation. The Debtors submit that it will benefit the Estates, substantially if the Officers and Directors continue to act for the Reorganized Debtor since they have valuable experience, which will further the Reorganized Debtors' operations. Absent their expert services, the Reorganized Debtor could suffer real economic harm.

          H. Section 1930 Fees

             All fees and charges payable under section 1930 of Title 28 of the United States Code, as determined by the hearing on Confirmation of the Plan, will be paid upon the Effective Date of the Plan.

          I. Retiree Benefits

             The Plan does not adversely affect any retiree benefits, as that term is defined in Bankruptcy Code section 1114.

           J. Discharge, Injunction and Legal Effect of the Plan

             (i) Discharge. The treatment of, and consideration to be received by, holders of Allowed Claims and Allowed Interests pursuant to the Plan will be in full satisfaction, release and discharge of their respective Claims against or Equity Interests in the Debtors and their officers, directors, employees, legal advisors or agents, including the ESOP Trustee. Except as otherwise expressly provided in the Plan, it is the Plan proponent's position that pursuant to sections 524 and 1141 of the Bankruptcy Code, on and after the Effective Date, the terms of the Plan shall bind all holders of Claims and Interests, whether or not they accept the Plan, and discharge the Debtors from any Claim and any "debt" (as the term is defined in section 101(12) of the Bankruptcy Code) incurred before the Confirmation Date, regardless of whether a proof of claim was filed, whether the Claim is allowed, or whether the holder thereof voted to accept the Plan, and the liability of the Debtors in respect thereof is extinguished completely, including without limitation, any liability of a kind specified in section 502(g) of the Bankruptcy Code.

             (ii) Injunction. Pursuant to the provisions of section 524 of the Bankruptcy Code, the discharge provided for in section 1141(d) of the Bankruptcy Code results in an injunction staying, restraining and enjoining all Persons and governmental units from taking any actions for the purpose of collecting, recovering or receiving payment, on or with respect to any Claim (other than actions brought to enforce any right or obligation under the Plan), as against the Debtors.

             (iii) Legal Effect of the Plan. The Plan represents a proposed legally binding agreement among the Debtors, Debtors' Estates, Creditors and Equity Interest holders. The Distributions provided for in the Plan will be in exchange for and in complete satisfaction, settlement, release and discharge of all Claims as against the Debtors. Upon confirmation of the Plan, but subject to the occurrence of the Effective Date, all Claims against the Debtors will be deemed to have been satisfied, discharged and released in full. The presently existing debtor/creditor relationship will be replaced by one of obligor/obligee, with the Plan being the operative binding agreement.

          K. Modification.

             Section 10.1 of the Plan provides that, except as otherwise specifically provided in the Plan, the Debtors, with the consent of the Committee, may alter, amend, or modify the Plan under section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, the Debtors, so long as it does not adversely affect the treatment of holders of Claims or Equity Interests under the Plan, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, that prior notice of such proceedings is served in accordance with Bankruptcy Rules 2002 and 9014.


          L. Revesting of Property of the Estate

             Section 4.2 of the Plan provides that, except as otherwise provided in the Plan, any contract, instrument, or other agreement or document created in connection with the Plan, or the Confirmation Order, on the Effective Date, all assets and Property of the Estate, wherever situated, including (without limitation) all patents, trademarks and other intellectual property, shall revest in the Reorganized Debtor free and clear of all Claims, mortgages, deeds of trust, liens, security interests, encumbrances, and other interests of any Entity and the Reorganized Debtor may thereafter operate its business and may use, acquire, and dispose of property and compromise or settle any Claims or interests without the supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Court for the Southern District of New York, and the guidelines and requirements of the Office of the United States for the Southern District of New York.

          M. Administrative Expense Claims Bar Date

             The Plan provides that the last day to file administrative expense claims requesting payment pursuant to Bankruptcy Code Sections 327, 328, 3301, 331, 503, 506 or 1103 shall be within sixty (60) days after the Confirmation Date, which date may be further extended by the Bankruptcy Court for cause.

          N. Objections to Claims

             The Debtors shall have the exclusive right, except with respect to claims of officers, directors, and Professional Persons, to object to any Claims by filing an objection with the Court and serving a copy thereof on the holder of the Claim within the later of sixty (60) days after confirmation of the Plan (or such extension of time as the Bankruptcy Court may grant), or thirty (30) days after the filing of a Claim and service of a copy of such Claim upon the Debtor as provided for herein, in which the event the Claim objected to will not be treated as an Allowed Claim under the Plan. All objections to Claims and Equity Interests will be litigated to Final Order, unless the parties are able to compromise and settle any objection, subject to the approval of the Bankruptcy Court.

          O. Reserve for Disputed Claims

             On and after the Effective Date, no distributions will be made by the Debtors or Reorganized Debtor to the holders of Disputed Claims who timely filed a proof of claim. At the time of any distributions, pursuant to the provisions of the Plan, the Debtors will reserve and will not distribute Cash equal to the amount that the holders of Disputed Claims at the time of the distribution would have received had the Disputed Claims been Allowed Claims. Within ten (10) business days of a Final Order disallowing all or any portion of a Disputed Claim, the reserved amount in excess of the amount necessary to satisfy the Allowed Amounts of such Disputed Claim will be paid into the Reorganized Debtor's account. At such time as a Disputed Claim becomes an Allowed Claim, the distribution that would have been disbursed in all prior distributions, had the Disputed claim been an Allowed Claim on the Effective Date, will be distributed by the Debtor, without interest, to the holder of such Allowed Claim within ten (10) business days after such disputed claim becomes an Allowed Claim. However, with respect to the Attorney General Claims, no reserve shall be made for any such Claimant who did not file a proof of claim, thereby waiving any right to a distribution under the Plan.

          P. Binding Effect

             The provisions of the Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtor, any holder of a Claim, any holder of an Equity Interest, and their respective predecessors, successors, assigns, agents, officers and directors.

          Q. Successors And Assigns

             The Plan provides that the rights and obligations of any Entity, named or referred to in the Plan, will be binding upon, and will inure to the benefit of, the successors and assigns of such Entity.


          R. Conditions Precedent to the Effective Date

             The Plan will not become effective unless and until (1) the Bankruptcy Court shall have entered a Confirmation Order which adopts all the terms and conditions of this Disclosure Statement and the Plan; and (2) Stanley Kraftsow shall have paid $200,000.00 to the Debtors.

          S. Preferences, Fraudulent Conveyances and Turnover Actions

             The Plan provides that, with the consent of the Committee, the Debtors reserve the right to pursue preference, fraudulent conveyance, turnover actions or other types of claims under Section 541-550 of the Bankruptcy Code, or applicable state laws that are not otherwise released under the Plan. However, after analysis of the Debtors books and records, there exist no fraudulent transfers or preferences exist. Therefore, no such actions will be commenced post-confirmation.

          T. Retention of Jurisdiction

             Article 8 of the Plan includes provisions regarding the retention of jurisdiction by the Bankruptcy Court over a variety of matters that may be pending on the Confirmation Date or which may arise subsequent thereto. In essence, the Bankruptcy Court will retain jurisdiction over any and all matters that relate to the enforcement or administration of the Plan.

          U. Restatement of Debtors' Certificates of Incorporation and Bylaws

             The Certificates of Incorporation and Bylaws of both Debtors will be amended and restated effective on the Effective Date to the extent necessary to effectuate the provisions of the Plan, as set forth herein.


                                      VII.

                               EXECUTORY CONTRACTS
                               -------------------

          A. Assumption or Rejection of Executory
             Contracts And Unexpired Leases

             Article 7 of the Plan provides that upon the Confirmation Date, but subject to the occurrence of the Effective Date, the Reorganized Debtors shall be deemed to have assumed, without the need for any further documents or orders, in accordance with section 365(a) of the Bankruptcy Code, any executory contract(s) or leases of nonresidential real property to which the Debtors were parties (either one or both of them) on the Petition Date except the executory contract with Kent Advertising, which will be rejected under the Plan, and those which: (a) prior to the Confirmation shall have been rejected by Final Order(s);
(b) at the Confirmation Date shall be the subject of a pending motion to reject;
(c) prior to the Confirmation Date shall have been assumed by Final Order; or
(d) are otherwise addressed in the Confirmation Order.

             Article VII.1 of the Plan provides that all proofs of claim with respect to Claims for rejection of executory contracts, which rejection did not occur by Final Order entered prior to Confirmation Date, must be filed within twenty five (25) days after the Confirmation Date. All claims arising from the rejection of executory contracts or unexpired leases shall be treated as Class 6 Unsecured Claims.

                                      VIII.

                           ACCEPTANCE AND CONFIRMATION
                           ---------------------------

          A. Confirmation Hearing.

             The Bankruptcy Court has scheduled a hearing on Confirmation of the Plan to commence on June 25, 1997, at 10:00 a.m. That hearing will be held at the Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004, before the Hon. Stuart M. Bernstein, United States Bankruptcy Judge. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible, and whether it is in the best interests of the Creditors and Equity Interest Holders of the Debtors. At that time, the Debtors and the Committee will respectfully certify to the Bankruptcy Court a tally of the votes for acceptance or rejection of the Plan by the parties entitled to vote thereon.

             The hearing on confirmation may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement made at the hearing or any adjournment thereof.

             Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any objections to confirmation of the Plan must be made in writing and filed with the Bankruptcy Court and served, as to be received by the following persons no later than June 18, 1997, 5:00 p.m., New York Time:


                          Parker Chapin Flattau & Klimpl, LLP
                          1211 Avenue of the Americas
                          New York, New York  10036
                          Attn:  Joel Lewittes, Esq.
                                 Adam H. Friedman, Esq.

                          Gersten Savage Kaplowitz Fredericks & Curtin, LLP 101 East 52nd Street, 9th Floor
                          New York, New York 10022
                          Attn:  Harold Jones, Esq.

                          Office of the United States Trustee
                          80 Broad Street
                          New York, New York 10004

             Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.


          B. General Discussion.

             In order to confirm the Plan, the Bankruptcy Code requires that the Court make a series of determinations concerning the Plan, including, inter alia, that (a) the classification of claims in the Plan was done in a rational and permissible manner; (b) the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code; (c) the Debtors have proposed the Plan in good faith; and (d) the Debtors' disclosures concerning the Plan have been adequate and have included information concerning all payments made or promised under the Plan. The Debtors believe that all of the above conditions will be met by the date set for the hearing on Confirmation of the Plan, and will seek rulings of the Bankruptcy Court to this effect at said hearing.


             The Bankruptcy Code also requires that the Plan be accepted by the requisite votes of creditors (except to the extent that "cram down" is available and utilized under section 1129(b) of the Bankruptcy Code); that the Plan be feasible (i.e., that confirmation of the Plan is not likely to be followed by the need for further reorganization of the Debtors or any successor to the Debtors under the Plan); and that confirmation of the Plan is in the "best interests" of all creditors (i.e., they will receive at least as much under the Plan as they would in a liquidation under Chapter 7 of the Bankruptcy Code). To confirm the Plan, the Court must find that all of these conditions have been met (unless the applicable "cram down" provisions of section 1129(b) of the Bankruptcy Code are employed). Thus, even if the Creditors and Equity Interest Holders of the Debtors accept the Plan by the requisite votes contemplated, the Court must nevertheless make independent findings respecting the Plan's feasibility and whether the Plan is in the best interests of the Creditors and

Equity Interest Holders before it may confirm the Plan. The classification, best interests, acceptance and feasibility conditions to confirmation are discussed below.

          C. Classification of Claims and Interests.

             The Bankruptcy Code requires that the Plan place each Claim and each Interest in a class with other Claims or interests which are "substantially similar". The Plan establishes seven (7)(2) Classes of Claims and two (2) Classes of Equity Interests. Creditors of similar or like kind have been included in the same class each member of such class will be treated in exactly the same or in a substantially similar manner. The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code.

          D. Acceptance

             Classes 4, 6, 7, 8 and 9 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. The Plan permits holders of disputed Class 5 Claims to vote the face amount of their Claims, unless the Debtors have objected to such Claim. The Debtors reserve the right to seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Class of Claims or Interests that rejects or is deemed to reject the Plan.


----------

2 As indicated previously, Class 1 and Class 2 are designated for ease of reference only, and not for purposes of applying the provisions of sections 1122-1129 of the Bankruptcy Code dealing with, among other things, the voting rights and impairment of designated creditor Classes.

             E. Unfair Discrimination and Fair and Equitable Tests.

             To obtain nonconsensual confirmation of the Plan, by "cram down", it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

              i. Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realized the "indubitable equivalent" of its allowed secured claim or
                    (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

              ii. Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

              iii. Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

                The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

          F. Feasibility.

             The Bankruptcy Code requires that confirmation of a Plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for the three (3) fiscal years ending 2000. These projections, and the assumptions on which they are based, are included in the Debtors' Projected Financial Information annexed. Based upon such projections, the Debtors believe that they will be able to make all of the payments required under the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

          G. Best Interests Test.

             With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expense of the liquidation and by such additional administrative and priority claims that may result from the termination for the Debtors' business and the use of chapter 7 for the purposes of liquidation.

             The Debtors estimate that, under a liquidation scenario, not even the holder of the Class 4 L&P Secured Claim would receive 100% of its Claims.

             The Debtors' costs of liquidation, under chapter 7, would include the fees payable to a trustee in Bankruptcy, as well as those payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred, and leases and executory contracts assumed or entered into by the Debtors-in-Possession during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims which may arise in a liquidation case, or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Case, such as compensation for attorneys and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition Unsecured Claims.

             To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

             After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors in a

Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or in parity with creditors in the Chapter 11 Case, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

             The Debtors' Liquidation Analysis is attached hereto as Exhibit D. The information set forth in Exhibit D provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court liquidates the assets of the Debtors' Estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors' management in consultation with the accountants retained by the Debtors.

          H. Consummation.

             The Plan will be consummated following the Effective Date. The Effective Date of the Plan is the tenth (10th) Business Day after the date on which the conditions precedent to the effectiveness of the Plan, as set forth above, are satisfied or waived.

             The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                                       IX.

                            ALTERNATIVES TO THE PLAN
                            ------------------------

             If the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include: (a) dismissal of the Chapter 11 Case; (b) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code; or (c) confirmation of an alternative plan of reorganization.

             If the Plan is not confirmed, and in the absence of confirmation of a different plan, the Chapter 11 Case, would either continue for some brief period, be converted to a case under chapter 7, or be dismissed. Since dismissal would not allow for the financial liquidation of the Debtors and settlements of Claims against the Debtors in a timely, prioritized or organized manner, the Debtors do not believe that dismissal is in the best interest of Creditors. Conversion to chapter 7 would likely return less to Creditors than this Plan because of delays in distribution and incurred Administrative Claims. The Debtors believe that the Plan is confirmable, and the Debtors urge all Creditors and Equity Interest Holders to vote in favor of confirmation of the Plan.

                                       X.

                          RISK FACTORS TO BE CONSIDERED
                          -----------------------------

             The risk factors discussed below assume Confirmation and consummation of the Plan and the transactions contemplated by the Plan, and do not include unforseen circumstances that could prevent confirmation or consummation. Prior to voting on the Plan, each Creditor and Equity Interest Holder should carefully consider the risk factors referred to below as well as all of the information contained in this Disclosure Statement, including the Plan and the other exhibits hereto.

          A. Projections.

             The financial projections included in this Disclosure Statement are dependent on the successful implementation of the Debtors' business plan and the reliability of the assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtor, the ability of the Debtor to retain its net operating loss ("NOL"), industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Reorganization Debtor and some of which may well not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtor. Therefore, the actual results achieved throughout the periods covered by the projections will vary from the projected results.

          B. Attorney General Actions

             There are special factors inherent in the Reorganized Debtor's industry of direct sales and marketing that may cause operating results of wider variation than investments in other industries. These factors include the resolution of the Debtor's business and consumer practices by state regulators like the Attorney General's who have investigated and/or filed civil actions against the Debtors for alleged violations. Unanticipated investigations and/or civil actions require extensive time and money to defend. Therefore, the financial expectations and projections may vary even if such actions arise in the future.

                                       XI.

                          TAX CONSEQUENCES OF THE PLAN
                          ----------------------------

          A. General Remarks.

             The following is a general summary of certain material federal income tax consequences to the Estate and the Creditors under the Plan. Certain tax consequences are subject to substantial uncertainty due to the unsettled state of the tax law regarding bankruptcy reorganizations and the lack of authority regarding various issues.

             In addition, the tax consequences to a Creditor may be affected by the Creditor's own tax situation, including without limitation by special rules applicable to certain types of Creditors, how and when the Creditor acquired its claim, the Creditor's method of accounting and its prior treatment of the claim. Moreover, this summary does not discuss any of the state, local or foreign income tax or other tax considerations that may be applicable.

             NO REPRESENTATION IS BEING MADE WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN AS TO ANY CREDITOR. EACH CREDITOR SHOULD CONSULT WITH ITS OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN.

          B. Tax Consequences to the Estate.

             i. Net Operating Losses

                (1) Internal Revenue Code Sections 269 and 382

             If a corporation undergoes an "ownership change", Internal Revenue Code ("IRC") Section 382 limits the corporations right to use its net operating loss ("NOL") carryovers. In general, under IRC Section 382, if a corporation undergoes an "ownership change" of more than fifty percent (50%), IRC sets forth a limitation on the ability to carry forward losses.

             In general, an ownership change for these purposes occurs when the percentage of stock (determined on the basis of value) of a corporation owned by one or more holders (or certain groups of holders) of at least 5% of the stock of the corporation has increased by more than 50 percentage points over the lowest percentage of such stock that was owned by such 5% stockholders at any time during the applicable testing period. The testing period is generally the shorter of (i) three years or (ii) the period of time since the corporation's most recent ownership change.

             IRC Section 382(1)(5) may apply to an ownership change which occurs in a title 11 case if the action resulting in the ownership change is ordered by the court or is pursuant to a plan approved by the court.

             IRC Section 382(l)(5) contains its own loss limitation rules. Under IRC Section 382(1)(5), the general rule does not apply to an ownership change if the corporation (i) is in bankruptcy; and (ii) "the shareholders and creditors of the old loss corporation (determined immediately before such ownership change) own (after such ownership change as a result of being shareholders or creditors immediately before such change) stock of the new loss corporation which total more than fifty percent (50%) in both voting power and total interest in the corporation."

             Under the Plan, Stanley Kraftsow and family will own one hundred percent (100%) of the Reorganized Debtor "as a result of being a shareholders immediately before the ownership change." The Debtors believe that they will retain their NOL by virtue of the IRC Section 382(1)(5) rules. However, the Internal Revenue Service has the right to challenge the Debtors' ownership change and preservation of the NOL.


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

             ii. Internal Revenue Code Section 269

             IRC Section 269 operates in conjunction with the Section 382 limitation to limit the use of NOLs and other tax attributes when a change of ownership occurs. Under IRC Section 269, if any person or persons acquire, or acquired directly or indirectly, control of a corporation, and the principal purpose for which such acquisition was made is evasion or avoidance of federal income tax by securing the benefit of a deduction, credit, or other allowance which such person or corporation would not otherwise enjoy, then the IRS may disallow such deduction, credit, or other allowance. For this purpose, control means the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote or at least 50 percent of the total value of shares of all classes of stock of the corporation. The Debtors believe that IRC Section 269 does not apply to the transactions under the Plan.

             iii. Tax Consequences to Debtors.

             Under the Internal Revenue Code, upon the commencement of a Chapter 11 case such as this one, a new taxable entity (the Estate) is deemed created separate from the Debtors. The Debtors must file tax returns for the Estate. Post-petition, the estate's taxable income is generally determined in the same manner as it was pre-petition.


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


             By reason of the commencement of the Debtors' chapter 11 cases, the Debtors' assets were automatically deemed transferred to the Estate. This transfer from the Debtors to the Estate is not treated as a taxable disposition for federal tax purposes. Moreover, as of the Petition Date, the Estate succeeded to various tax attributes of the Debtors, its method of accounting and the basis, holding period and character of the assets acquired. Upon the termination of the Estate, assets will revert to the Debtors in a non-taxable transfer and the Debtors will succeed to the tax attributes of the Estate.

             Administrative expenses paid by the Estate are deductible to the extent not disallowed by provisions of the Internal Revenue Code.

             iv. Cancellation of Indebtedness Income.

             A debtor generally realizes "cancellation of indebtedness income" to the extent its debt is canceled or satisfied for less than its face amount. If the indebtedness is canceled in a Title 11 case, however, any such cancellation of indebtedness income is not recognized. Instead, the Estate must reduce certain tax attributes, including its net operating loss carryovers and the bases of its assets (but not below zero), by the amount of the income which is realized but not recognized. The reductions are made only after the tax for the year of the discharge is determined. Any cancellation of indebtedness income remaining after the attribute reduction has no further federal income tax consequences.

          C. Tax Consequences to Creditors.

             i. Income Upon Recovery.


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


             Upon a Distribution, a Creditor will recognize gain in an amount equal to the excess, if any, of the cash received over its basis in the Claim. The Creditor's basis in its claim depends on, among other things, the origin of the Claim, the Creditor's method of accounting, and tax actions previously taken by the Creditor with respect to the Claim. For example, a recovery on a Claim for services rendered, interest or lost profits would generally be taxable as ordinary income, whereas a repayment of the principal amount of a loan of money would generally be a non-taxable return of capital. To the extent a Creditor previously included the amount of its recovery in its income pursuant to its method of accounting, it would not be included again. On the other hand, if the Creditor previously claimed a bad debt deduction, its recovery would be taxable to the extent of such deduction. Each Creditor should consult with its own tax advisors as to the tax consequences of any Distribution to the Creditor.

             ii. Bad Debt Deduction.

             A Creditor who loaned money or who accrued income with respect to payments due for services it performed or goods it provided may be entitled to a bad debt deduction for its unrecovered basis in the Claim. In the case of a business bad debt, the deduction is classified as an ordinary loss and is allowable to the extent the Claim becomes totally or partially worthless. On the other hand, a short-term capital loss is allowed with respect to non-business bad debts in the year in which it becomes totally worthless. Creditors are urged to consult with their own tax advisors as to the availability of a bad debt deduction.



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


                                      XII.

                                   CONCLUSION
                                   ----------

                         THE DEBTORS AND THE COMMITTEE URGE
                         THE ACCEPTANCE OF THE PLAN AND
                         BELIEVE IT IS IN THE BEST INTERESTS OF
                         ALL CREDITORS AND EQUITY INTEREST
                         HOLDERS TO ACCEPT THE PLAN


Dated: May 6, 1997



                                     CRAFTMATIC INDUSTRIES, INC.,
                                     and CRAFTMATIC ORGANIZATION, INC.
                                     Debtors and Debtors-in-Possession



                                     By: /s/ Carolyn Kraftsow
                                         ----------------------------
                                         Carolyn Kraftsow, Secretary





PARKER CHAPIN FLATTAU & KLIMPL, LLP
Joel Lewittes, Esq.
Adam H. Friedman, Esq.
Attorneys for Debtors and Debtors-in-Possession
1211 Avenue of the Americas
New York, New York  10036
(212) 704-6000


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